Exhibit 99.1
Saga Communications, Inc.
Announces Effective Time of Previously-Announced Reverse Stock Split
Contact:
Samuel D. Bush
313/886-7070
Grosse Pointe Farms, MI – January 27, 2009 – Saga Communications, Inc. (NYSE-SGA) (“Saga” or “the Company”) announced today that a 1-for-4 reverse stock split of Saga’s Class A Common Stock and Class B Common Stock will become effective as of 11:59 P.M., Eastern Standard Time, on January 28, 2009 (the “Effective Time”).
Saga will implement the reverse stock split by filing a charter amendment with the Delaware Secretary of State. The reverse stock split was approved by the Company’s Board of Directors and majority stockholder pursuant to Sections 228 and 242 of the Delaware General Corporation Law.
Saga’s Class A Common Stock will begin trading on the NYSE on a split-adjusted basis when the market opens on January 29, 2009, under a new CUSIP number, 786598 300.
As a result of the reverse stock split, each four (4) shares of Saga’s Class A Common Stock and each four (4) shares of Class B Common Stock issued and outstanding immediately prior to the Effective Time will be automatically combined into one (1) share of Class A Common Stock and one (1) share of Class B Common Stock, respectively, subject to rounding up for fractional shares, as described below.
Since the same 1-for-4 reverse stock split ratio will be used to effect the reverse stock split of both Saga’s Class A Common Stock and Class B Common Stock, all stockholders will be affected proportionately. The reverse stock split reduced the Company’s issued and outstanding shares of common stock from approximately 14,426,119 shares of Class A Common Stock and 2,402,338 shares of Class B Common Stock to approximately 3,606,530 and 600,585 shares, respectively.
Saga has retained its transfer agent, BNY Mellon Shareowner Services (“Shareowner Services”), to act as exchange agent for the reverse stock split. Shareowner Services will manage the exchange of old pre-reverse stock split shares for new post-split shares. Stockholders of record as of the Effective Time will receive a letter of transmittal providing instructions for the exchange of their certificates representing pre-reverse stock split shares of Class A Common Stock for new certificates of post-reverse stock split shares of Class A Common Stock as soon as practicable following the Effective Time. Stockholders who hold their shares in “street name” will be contacted by their banks or brokers with any instructions. For further information, stockholders and securities brokers should contact Shareowner Services at 1-800-777-3674 (toll free for U.S., Canada and Puerto Rico) or 1-201-680-6579 (from outside the U.S.)
In lieu of issuing fractional shares, Saga will round up a fractional share to one whole share in the event the stockholder would be entitled to receive less than one whole share of Class A Common Stock or Class B Common Stock as a result of the reverse stock split.

Upon the Effective Time, each certificate representing shares of Saga’s Class A Common Stock and Class B Common Stock immediately prior to the reverse stock split will be deemed to represent the number of full shares of Class A Common Stock and Class B Common Stock resulting from the reverse stock split. However, until stockholders of record have surrendered their old certificates for exchange and otherwise complied with Shareowner Services’ procedures, Shareowner Services has advised us that it will not be able to process payments to any stockholder in respect to dividends or other distributions, if any, that may be declared and payable to holders of record following the Effective Time; nor will Shareowner Services be able to effectuate any sale or transfer of shares by any such stockholder after the Effective Time.
Saga Communications, Inc. is a broadcasting company whose business is devoted to acquiring, developing and operating broadcast properties. The Company owns or operates broadcast properties in 26 markets, including 61 FM and 30 AM radio stations, 3 state radio networks, 2 farm radio networks, 5 television stations and 4 low-power television stations. For additional information, contact us at (313) 886-7070 or visit our website at www.sagacommunications.com.
This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words such as “believes,” “expects,” “anticipates,” “guidance” and similar expressions are intended to identify forward-looking statements. Key risks, including risks associated with Saga’s ability to effectively integrate the stations it acquires and the impact of federal regulation on Saga’s business, are described in the reports Saga Communications, Inc. periodically files with the U.S. Securities and Exchange Commission, including Item 1A of our annual report on Form 10-K. Readers should note that these statements may be impacted by several factors, including national and local economic changes and changes in the radio and television broadcast industry in general, as well as Saga’s actual performance. Results may vary from those stated herein and Saga undertakes no obligation to update the information contained here.

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